Exhibit 99.1

For immediate release

Primerica Announces Repurchase of $60 Million of Shares Held By Warburg Pincus

Duluth, GA, October 4, 2012 — Primerica, Inc. (NYSE:PRI) today announced that it has entered into an agreement to repurchase 2,087,682 shares of Primerica common stock beneficially owned by Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. at a purchase price of $28.74 per share. The purchase price was determined based on the closing price of Primerica common stock on October 3, 2012. Following the repurchase transaction, Warburg Pincus will own approximately 15.0% of Primerica’s outstanding common stock and approximately 20.7% taking into account Warburg Pincus’ warrants to purchase Primerica common stock.

This capital deployment completes the $75 million repurchase program Primerica began executing in the third quarter of 2012. Primerica repurchased 488,214 shares of common stock for $14.3 million through an open market purchase program prior to this transaction.

“We are pleased to support Primerica in their deployment of $60 million to repurchase Primerica common stock. We continue to be a large and supportive shareholder and strongly believe in the ability of management and the sales force to continue to generate shareholder value,” said Michael Martin, Managing Director and Head of Warburg Pincus’ financial services group.

“Accelerating our previously announced $75 million share repurchase program enhances shareholder value as we continue to follow-through with capital initiatives and business enhancements targeted to deliver strong financial and operating results,” said Rick Williams, Chairman of the Board and Co-CEO of Primerica.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; conflicts of interests due to Warburg Pincus’ significant interests in us; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the “Investor Relations” section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insure more than 4.3 million lives and approximately 2 million clients maintain investment accounts with us. Primerica is a member of the Russell 2000 stock index and is traded on The New York Stock Exchange under the symbol “PRI”.

Contacts:

Press: Mark Supic: (770)564-6329	Investors: Kathryn Kieser: (770)564-7757